Exhibit 99.2
ASTA FUNDING, INCORPORATED
Moderator: Gary Stern
February 11, 2008
3:15 pm CT

Operator:	Good afternoon. My name is (Casey) and I will be your conference operator today. At this time I would like to welcome everyone to the Asta Funding First Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Lowensteiner, you may begin your conference.

Adam Lowensteiner:	Thank you (Casey). Good afternoon and thank you all for joining us for Asta Funding’s quarterly conference call to discuss the results for the first quarter ended December 31, 2007.

By now all of you should have had the opportunity to review the press release discussing the financial results. But if you have not, please call Wolf Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you by either fax or email.

On the call with me today is Mr. Bill Williams, Chief Operating Officer; Mr. Gary Stern, Chief Executive Officer; and Mr. Mitchell Cohen, Chief Financial Officer.

Before I turn the call over to our hosts to discuss the current results, let me take a few minutes to read the forward-looking statement. Except for historical information contained herein, the matters set forth in this conference call are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995.

Although Asta Funding, Inc. believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, there can be no assurance that expectations will be realized.

Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations.

Factors that could contribute to differences include those identified in Asta Funding, Inc.’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2007 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program.

Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its Website at www.astafunding.com. With that out of the way, let me turn the discussion over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary.

Gary Stern:	Thank you Adam. Good afternoon everyone. I want to thank all of you for making yourselves available for our quarterly conference call to briefly discuss the financial results for the three months ended December 31, 2007.

During the first quarter, Asta purchased consumer receivables totaling $1.1 billion for $37.5 million, which is blended rate of 3.4% that was financed primarily through cash flows from operating activities in our credit facility. Most of this paper was from credit card issuers.

I now will turn the call over to Bill to continue to go our over financial results for the quarter and then the call will be turned back. Bill.

Bill Williams:	Thanks Gary. Good afternoon everyone. Total revenues for the quarter ended December 31, 2007 increased 33.4% to $34.2 million from $25.6 million.

Gross collections during the quarter were $89.3 million, an increase of $2.6 million from the $86.7 million gross collections one year ago.

Net cash collections during the first quarter ended 12-31-07 were $57.9 million in comparison to $59 million during the same quarter one year ago.

Cash collections from our large portfolio purchase amounted to $11.2 million for the quarter and finance income earned was $8.8 million.

Also contributing to the cash collections in the quarter was $11 million of income derived from fully amortized interest method pools up from $5 million in the same period one year ago.

The increase is due primarily to more pools, which became fully amortized in the first quarter of 2008 combined with the fully amortized pool from last fiscal year and prior.

During the quarter cash collections represented by account sales were $7.8 million or 13.5% of total net collections, down from $17.1 million in the same period last year, which represented 29% of total net collections.

As we are known for purchasing larger sized portfolios, there are times that selling accounts make sound business sense to maximize our invested capital.

Our business model of outsourcing a vast majority of our collection efforts allows us to sell accounts opportunistically, an avenue we will continue to utilize in the coming quarters.

As for our financial performance for the three months ended December 31, 2007, finance income increased $9.2 million or 36.9% to $34.1 from $24.9 million for the three months ended December 31, 2006.

While our collections have slowed and the environment for collections is challenging, our finance income increased primarily as a result from an increase in the average outstanding level of consumer finance accounts acquired for liquidation during the year ended September 30, 2007 as compared to the prior year coupled with the affect of income recognized from fully amortized portfolios or our zero basis revenue portfolios.

The increase in the average level of consumer receivables acquired for liquidation is due primarily to the large portfolio purchase in March 2007.

During the three months ended 12-31-07, commissions and fees associated with gross collections from our third party collection agencies and attorneys increased $3.6 million or 13% to $31.4 million from $27.8 million for the three months ended 12-31-07, excuse me ‘06.

The increase is indicative of our shift to the suit strategy implemented by the company and includes advances of court costs by our legal network. These court costs are recovered by our attorneys from collections received from debtor payments.

During the three month period ended December 31st ‘07, general and admin expenses increased $717,000 or 14.1% to $5.8 million from $5.1 million for the three months ended 12-31-06 and represented 49.4% of total expenses excluding income taxes for three months ended 12-31-07.

The increase in general and admin expenses was primarily due to an increase in receivable servicing expenses that resulted from the substantial increase in our average outstanding accounts acquired for liquidation during the three months ended December 31, 2007 of approximately 552.5 million dollars as compared to approximately 271.4 million dollars during the three month period ended December 31, 2006; over a 100% increase.

A majority of the increased costs were from collection expenses including technology costs, salaries, payroll taxes and benefits, professional fees, postage and telephone charges.

Additionally, we recorded $187,000 in stock based compensation expense in the first quarter of fiscal year 2008 as compared to $106,000 recorded in the same prior year period.

During the three-month period ended December 31, 2007 interest expense increased $4.4 million to $5.9 million from $1.5 million as compared to the same period in the prior year.

The increase in borrowings was due to the increase in acquisition of consumer receivables acquired for liquidation during fiscal 2007, primarily the large portfolio purchase of face value $6.9 billion in the second fiscal quarter of 2007.

The increase was due to an increase in the average outstanding borrowings under our line of credit during the three-month period ended December 31, 2007 as compared to the same period in the prior year and also a higher rate of interest.

The average rate of interest excluding unused credit line fees was 7.16% compared to 6.5% from the same period of the prior year.

The increase in borrowings was due to the increase in acquisitions of consumer receivables acquired for liquidation during the second half of our fiscal year ended September 30, 2007 and the first quarter of this fiscal year ended December 31, 2007.

Interest expense should be curbed slightly in the coming quarters as a result of the recent Federal Reserve Action in lowering interest rates.

Asta’s pre-tax income reached $22.5 million in the quarter as compared to $19 million in the prior year results, an improvement of 17.9%.

Asta’s tax rate in the quarter and year was approximately 41%. These rates were in line with our expectations and will likely remain the same during fiscal 2008.

Net income was $13.3 million during the quarter in comparison to $11.3 million in the first quarter of fiscal 2007. We reported fully diluted earnings per share of 90 cents during the first quarter, an increase over the prior year quarter’s 77 cents a share.

Let me briefly highlight our balance sheet. Our primary sources of capital are cash from operations and our credit line. As of December 31, 2007 we had a $175 million line of credit for portfolio purchases with an expandable feature, which allows the company the ability to increase the line to $225 million with consent of the banks.

As of December 31, 2007 there was a $167.3 million outstanding balance under this facility.

At the first quarter’s end, shareholder’s equity totaled 250.5 million dollars, up from 195.3 million one year ago. Tangible book value per share was $18 at the end of the first quarter, an increase of 27.5% from approximately $14.12 per share at the end of the first quarter of fiscal 2007.

I’ll now turn the call back to Gary.

Gary Stern:	Thank you Bill. We continue to believe that our business model is highly successful and we will continue to remain patient when making portfolio purchases.

Our business model and capital structure thankfully offers us the flexibility to bid on portfolios that will continue to meet our desired internal rates of return.

To summarize, I’m very proud of the great strides we have made over the first quarter by expanding our book of business by purchasing $1.1 billion of face value receivables and reported during the first quarter fiscal 2008 the return on average stockholder’s equity was 22%.

I’m very pleased with the results to date and will continue — we will continue to keep trying to grow the company during fiscal 2008 and beyond. That concludes my formal remarks. Mitch, Bill and I would like to open the call for any questions.

In standards to be able to take everyone’s question, we ask that you please limit your questions to one per person and one follow up. Operator.

Operator:	Ladies and gentlemen, at this time I would like to remind everyone in order to ask a question to press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Audrey Snell of Kaufman.

Audrey Snell:	Couple questions on court costs in the quarter. What were they and why was G&A down sequentially?

Mitchell Cohen:	The charge that we took in the fourth quarter now has become a reduction of our net collections and is included in our miscellaneous and commission fees. So that line went higher than it has in a while up to about 35%, up from 29% in the last quarter. And up from 30 — up from 30% a year ago.

That’s how we’re handling the court costs and the collections regarding a large portfolio.

Audrey Snell:	So it’s going into commissions and fees now?

Mitchell Cohen:	Yes. Yeah, as a reduction of net collections.

Audrey Snell:	Okay.

Mitchell Cohen:	And we still continue to sue this portfolio at a very high clip.

Audrey Snell:	Okay. And then is that also the reason that the finance income and revenue recognition rate on finance income in the large portfolio is higher than typically?

Mitchell Cohen:	Yeah. That, plus the fact that we had $11 million of zero basis revenue as compared to $5 million in last year’s quarter.

Audrey Snell:	Right. But Bill was saying that $11.2 million of cash collections in the quarter were from the large portfolio.

Mitchell Cohen:	That’s correct.

Audrey Snell:	And that $8.8 million of that $11.2 million is finance income.

Mitchell Cohen:	That’s correct.

Audrey Snell:	And that’s a 78% revenue recognition rate on that — on cash collections in that large portfolio, right?

Mitchell Cohen:	Right.

Audrey Snell:	And that’s higher than average.

Mitchell Cohen:	Yes.

Audrey Snell:	Could you explain why?

Mitchell Cohen:	Well, they’re accruing revenue on that portfolio as opposed to deferring revenue on that portfolio.

Audrey Snell:	Okay. Okay. I have one other question. What is the outlook for the interest rates on the next couple of quarters for your line of credit? Are they all going to tend on LIBOR or...

Mitchell Cohen:	Right now we’re triggered off the — right now we’re triggered off the lower of the prime rate or LIBOR plus 275. So right now on a monthly basis the prime rate is more advantageous than using LIBOR plus 275. So right now we’re sitting at 6%. If LIBOR dips, we’ll use the LIBOR rate.

It really — it’s something that I look at every day. So I don’t know which way rates are going. I don’t know the answer, but if they go down some more, we’ll be advantageous to the company because that will pay lower interest. But we’re already down from an average of seven sixteen for the prior first quarter. We’re at 6% now. So that’s several million dollars a year.

Audrey Snell:	And Mitch why was G&A down in Q1 versus Q4? Was it the way in which your accounting or the change in accounting for court costs?

Mitchell Cohen:	Yeah. Plus the fee we’re paying for that service of 3% is up above netted against collections.

Audrey Snell:	Okay. Thank you.

Mitchell Cohen:	Sure.

Operator:	Your next question comes from the line of (Bill Bezelem) from Titan Capital Management.

(Bill Bezelem):	Thank you. I want to make sure that we are understanding things correctly here. That you amortize your portfolios over five years and yet with the litigation strategy isn’t it likely that collections will go on beyond the five years — on actually a regular basis going forward, maybe actually going on for six or eight years?

Mitchell Cohen:	Good point Bill. It’s a good point. Using a litigation strategy, probably the life of these portfolios is more than five years.

(Bill Bezelem):	And the litigation strategy began how many years ago please?

Man:	We’re thinking 2005.

Man:	Two and a half years.

Man:	Two and a half years ago.

(Bill Bezelem):	Okay. That’s helpful. And then the portfolios that have become fully amortized which essentially if we understand correctly that means your purchase price has been fully amortized so now you have a zero basis. And yet you are still collecting on those portfolios. I guess there are two questions here.

First of all, we want to make sure that we understand that that will increase the level of income recognition because you won’t have the offsetting, the offsetting amortization.

But secondarily, given that the litigation strategy started let’s call it three years ago for sake of discussion and yet these portfolios which had a five year amortization have gone zero basis, what went right back five years ago that gets us to the point now of having portfolios at zero basis?

Mitchell Cohen:	Well as you know, we estimate the cash flows on these portfolios and allowed the portfolios that did got zero base — we had accretable yield adjustment in there. Not all of them, but a lot of them, had accretable yield adjustments once, twice and even three times.

So we had — they had been outperforming our estimates and they are outperforming our higher estimates and they were outperforming our even higher estimates. So at some point they just become, you know, to the point where if we’re going to get it wrong and we continue to (unintelligible) let them become zero basis.

(Bill Bezelem):	And given what you have described, these portfolios as you have the revenue or collection from these revenues, we should anticipate that the total level of income recognition will be higher as you end up with a larger collections from zero basis portfolios. Are we understanding that correctly?

Mitchell Cohen:	Only if the collections from those portfolios maintain at a certain pace. We might have some more portfolios going zero basis. We might have accretable yield adjustments that would influence the revenue recognition as well

(Bill Bezelem):	Fair point.

Mitchell Cohen:	You know, so if a pool has a revenue recognition of 50% and we have an accretable yield adjustment it might very well go to 60 or 65%. Some of these pools had revenue recognition rates of 75% and 80% and, you know, now they have just run their course.

(Bill Bezelem):	And one more if I may before I hop back in queue. The dollar amount both face value and purchase price of the portfolios that have gone zero basis in the last two quarters...

((Crosstalk))

Mitchell Cohen:	(Unintelligible).

(Bill Bezelem):	Pardon me.

Mitchell Cohen:	What was the question?

(Bill Bezelem):	Over the last two quarters, you’ve had a number of portfolios that have gone zero basis. What is the face value of those portfolios that have gone zero basis if you have them? And secondarily, what was your purchase price for those portfolios?

Mitchell Cohen:	Unfortunately (Bill) I don’t have the face value of the portfolios at my fingertips.

(Bill Bezelem):	Thank you for the time.

Mitchell Cohen:	Sure.

Operator:	Your next question comes from the line of Gregg Hillman of First Wilshire Securities.

Gregg Hillman:	Yeah, good afternoon.

Mitchell Cohen:	Hi Gregg.

Gregg Hillman:	Yeah. Could you talk — on the last conference call you talked about impairment, you know, some of your pools where you took a charge to earnings. Were there any impairments in this first quarter of any, you know, pools or any additional impairments?

Mitchell Cohen:	We did not impair any pools. We had impaired, as you know, 11 pools last year; nine I believe in the fourth quarter. And we reported those numbers to you guys a little bit late, we apologize for that, in late December and then on the conference call in January. We took another look at the portfolio and didn’t see any impairments at this time.

Gregg Hillman:	Okay. And in terms of collections above, you know, your interest method, what would they be at this point? In other words, you’re so-called deferred revenue thing?

Mitchell Cohen:	Our collections in excess of our expectations were about $10 million.

Gregg Hillman:	That’s what it was on December 31?

Mitchell Cohen:	Yes.

Gregg Hillman:	Okay.

Mitchell Cohen:	Nine and a half, ten million, yeah.

Gregg Hillman:	Okay. And I guess just another question maybe Gary about — you know, there’s a lot of legislation in Congress right now concerning credit cards, you know, making I guess it more consumer friendly. Like make it maybe harder to increase the interest rates or more disclosure. Would that affect you in any way?

And also, the whole, you know, your whole litigation strategy, could there be a Federal law that affects your litigation strategy in all the states or is it pretty much just within, you know, state law that governs, you know, your collecting, you know, your litigation for your litigation strategy?

((Crosstalk))

Gary Stern:	...and Federal law would be in place. We’re governed really by state laws and several states where garnishment is not possible. We don’t anticipate that change. And if it changes, it might change in our favor and make states (garnishable) but we don’t anticipate any change.

Gregg Hillman:	Okay.

Mitchell Cohen:	A lot of this is chatter.

Gregg Hillman:	Excuse me.

Mitchell Cohen:	A lot of this is chatter that really affects the banks and not us at the moment.

Gregg Hillman:	Okay. And could you just give us a sense of your collections? Do you see collections on a daily basis with your computer system? And I’m just wondering in terms of apples to apples, in other words, do you have a lot of different types of, you know, portfolios? Some that are more litigation oriented; some older portfolios?

And could you give us a sense of, you know, the difficulty in collections for, you know, those portfolios you think they’re the best, you know, comparison if you understand what I’m trying to get at?

Gary Stern:	Is the question which portfolios is it easier to collect from?

Gregg Hillman:	Well no. Just in terms of comparing, you know, collections on a pool. You know, like you have what, 200 pools, 300 pools. For those pools I guess you have different types of pools. And could you talk about different types of pools and why they’re, you know, collections are slowed on different types of pools any way you’d like to segment them?

Gary Stern:	You know, when we first buy a portfolio, we look to see its characteristics and see if it has a good amount of debtors that are sue worthy as we call it. Across the board as a general statement we would say that we like to buy portfolios that have — we have the tendency to suing.

You know, and I’m not sure if this is answering your question or not, but a lot of things that go into the paying is, you know, if someone’s got a garnishment against them, they’re more likely to pay. If we have a suit against them, that doesn’t necessarily mean they’re going to pay. We generally think it means that eventually they’re going to pay.

Gregg Hillman:	And just one other question about the litigation strategy. You know, the value of real estate — if the value of a house goes down and you have a lien on it, if it goes down let’s say below the mortgage price, wouldn’t the bank have the first lien on the house? So if it was sold, you wouldn’t collect anything?

Gary Stern:	Yes, that’s correct.

Gregg Hillman:	Is that happened to you anywhere?

Gary Stern:	It happens on a regular basis over, you know, over a period of time it happens.

Man:	It’s just not just now.

Gary Stern:	Not just now. In general it occurs, but we’re patient enough what I think’s happening with this economy we don’t have a crystal ball to say we are in a recession, a slight recession, but it seems like the payments are being pushed back somewhat in time. The people that are being garnished will pay because they have to (with their) less voluntary payments. So litigation strategy works. When you litigate it does take time to collect money.

Gregg Hillman:	Okay. And then would you care to give a guess on what percent should the face value you ultimately collect on the face value in a litigation strategy?

Mitchell Cohen:	Can we give you a range?

Gregg Hillman:	Yeah, give us a range.

Gary Stern:	It’s not portfolio specific. We know that the — in our opinion we believe in the litigation strategy. We know the collections are greater than the (unintelligible) but at this point we’re not ready to give a range.

Gregg Hillman:	Okay. Okay. Thanks guys.

Gary Stern:	You’re welcome.

Operator:	Your next question comes from the line of Peter Brotchie, Union Trust.

Peter Brotchie:	Hi guys. This is kind of a similar question to the one you were just asked. You commented in the press release and on the call that economic conditions are affecting cash collections.

And I’m wondering if you can comment on whether or not you believe that those macro factors will have the same level of impact on the large portfolio because of its higher level of judgments that it will have on the, you know, your total number of pools.

Gary Stern:	I’m not sure. It might have the same impact judgments tend to be somewhat less affected by a bad economy or recession. So we’re just feeling this out ourselves. I’m not sure.

Peter Brotchie:	Okay.

((Crosstalk))

Peter Brotchie:	And as a...

Gary Stern:	...we might — we might collect, you know, we might be expecting to collect more over a longer period of time.

Peter Brotchie:	Right.

Man:	Keeping in mind the average life of a judgment is 10 years.

Peter Brotchie:	Right. Right. And I realize you’re collecting interest on that as well.

Gary Stern:	That’s correct.

((Crosstalk))

Peter Brotchie:	As a follow up, given the time and effort it seems to take to ramp up the portfolio, the big one, Asta purchased, I wonder if you could just give us some color on when you might expect to see collections from that portfolio start to ramp up. It seems like there’s been a lag between all the papering and ownership changes.

Mitchell Cohen:	Well, we should see a lift in that portfolio in actually pretty soon; hopefully in March, April and May would be the first time that we’re looking to see a big lift in that portfolio.

Peter Brotchie:	Okay.

Mitchell Cohen:	We’re aided by the tax season here. And some of our servicers have been telling us that there may be two set taxes. One because of the regular obviously and one because of tax stimulus package. And that might give us another lift in June if enacted timely. But, you know, that’s a hope. There’s a hope that we get two because that would be two bumps.

Peter Brotchie:	Right. Speaking of which actually is there any — I don’t suppose there’s any hope of you garnishing those payments from the Government.

Mitchell Cohen:	No. We can’t do that. But we can garnish, you know, bank accounts, et cetera.

Peter Brotchie:	Right. All right gentlemen. Thank you very much.

Man:	Thank you Peter.

Operator:	Mr. Stern, there are no further questions.

Gary Stern:	Thank you for participating in today’s conference call. As always, should you have any additional questions, feel free to call Mitch, Bill or myself at 201-567-5648. Have a nice day.

Operator:	Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.
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